Exhibit 10.1

BACKSTOP COMMITMENT AGREEMENT

This BACKSTOP COMMITMENT AGREEMENT (this “Agreement”), dated as of April 11, 2018, is by and between NextDecade Corporation, a Delaware corporation (“NextDecade” or the “Company”), and York Capital Management Global Advisors, LLC, severally on behalf of certain funds or accounts advised by it or its Affiliates (the “Backstopper”).  Each of NextDecade and the Backstopper are referred to herein as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, the Company has commenced a convertible preferred equity and warrant offering (the “Convertible Preferred Equity Offering”), pursuant to which Offering Participants shall subscribe to purchase shares of convertible preferred stock (the “Convertible Preferred Stock”), which include associated Warrants (as defined herein), issued by the Company substantially on the terms and conditions set forth in the Certificate of Designations of the Series A Convertible Preferred Stock attached to this Agreement as Exhibit C (the “Certificate of Designations”) at the Purchase Price, with targeted aggregate gross proceeds to the Company of $35,000,000 (the “Offering Proceeds”); and

WHEREAS, to facilitate consummation of the Convertible Preferred Equity Offering, subject to the terms herein, the Company is willing to sell at its election, and the Backstopper is willing to commit to purchase the Backstop Amount in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Section 1.        DEFINITIONS.  As used in this Agreement, the following terms shall have the following meanings:

“Addendum” has the meaning assigned to it in Section 10.10.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Agreement” has the meaning assigned to it in the preamble hereto; it includes the Exhibits hereto.

“Assumption Agreement” has the meaning assigned to it in Section 10.10.

“Backstop Amount” means $23,199,785.

“Backstopper Default” means the failure by the Backstopper to deliver and pay all amounts required to be paid pursuant to this Agreement.

“Backstop Fee” means the Backstop Amount times a percentage, where such percentage is: (a) 3.0%, if the Closing occurs within thirty (30) days of the date of this Agreement; (b) 3.5%, if the Closing occurs more than thirty (30) but less than sixty-one (61) days after the date of this Agreement; (c) 4.0%, if the Closing occurs more than sixty (60 but less than ninety-one (91) days after the date of this Agreement and (d) 4.5%, if the Closing has not occurred before ninety-one (91) days after the date of this Agreement, in each case, payable in Common Stock valued at the volume weighted average trading price of the Common Stock during the thirty trading day period ending on (and including) the last trading day immediately prior to the announcement of this Agreement (and the transactions contemplated hereby) through Company press release or filing on a Form 8-K with the U.S. Securities and Exchange Commission.

“Backstopper Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes or effects, has or would reasonably be expected to prevent, materially delay or materially impair the ability of the Backstopper to consummate the transactions contemplated hereby.

“Backstopper Termination” means the termination of this Agreement by the Backstopper.

“Backstopper Termination Event” has the meaning assigned to it in Section 8(a).

“Backstop Percentage” means 66.2851%.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.

“Closing” has the meaning assigned to it in Section 2.6.

“Closing Date” has the meaning assigned to it in Section 2.6.

“Commitment” has the meaning assigned to it in Section 2.1.

“Commitment Outside Date” means one hundred and twenty (120) days from the date hereof.

“Common Stock” means the common stock of the Company, $0.0001 par value.

“Company” has the meaning assigned to it in the preamble hereto.

“Control” (including the terms “control” “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs, policies or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Convertible Preferred Equity Offering” has the meaning assigned to it in the Recitals hereto.

“Convertible Preferred Stock” has the meaning assigned to it in the Recitals hereto.

“Definitive Documentation” means this Agreement and any other documents or exhibits related to or contemplated in the foregoing.

“Draw Fee” means 2.75% multiplied by the amount funded by the Backstopper pursuant to Section 2.3 of this Agreement, payable in shares of Common Stock valued at the volume weighted average trading price of the Common Stock during the thirty trading day period ending on (and including) the last trading day immediately prior to the announcement of this Agreement (and the transactions contemplated hereby) through Company press release or filing of a Form 8-K with the U.S. Securities and Exchange Commission.

 “Encumbrance” means any security interest, pledge, mortgage, lien, claim, option, charge or encumbrance.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder, or any successor statute.

“Governmental Authority” means any federal, national, supranational, foreign, state, provincial, local, county, municipal or other government, any governmental, regulatory or administrative authority, agency, department, bureau, board, commission or official or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, or any court, tribunal, judicial or arbitral body, or any Self-Regulatory Organization.

“Indemnified Party” means the Backstopper and each of its Affiliates and each of their  respective directors, managers, officers, principals, partners, members, equity holders (regardless of whether such interests are held directly or indirectly), trustees, controlling persons, predecessors, successors and assigns, subsidiaries, employees, agents, advisors, attorneys and representatives.

“Law” means any federal, national, supranational, foreign, state, provincial, local, county, municipal or similar statute, law, common law, writ, injunction, decree, guideline, policy, ordinance, regulation, rule, code, Order, constitution, treaty, requirement, judgment or judicial or administrative doctrines enacted, promulgated, issued, enforced or entered by any Governmental Authority.

“Legal Proceedings” means any legal, governmental, administrative, judicial or regulatory investigations, audits, actions, suits, claims, arbitrations, demands, demand letters, claims, notices of noncompliance or violations, or proceedings.

“Material Adverse Effect”  means any effect, change, event, occurrence, development, or state of facts that, individually or in the aggregate with all other such effects, changes, events, occurrences, developments, or states of fact, (A) has had, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, condition (financial or otherwise), or results of operations of the Company and its subsidiaries, taken as a whole or (B) would, or would reasonably be expected to, prevent or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement, but expressly excluding in each case any such effect, change, event, occurrence, development, or state of facts, either alone or in combination, to the extent arising out of or resulting from:

(a)            the execution or delivery of this Agreement, the consummation of the transactions contemplated by this Agreement or the public announcement or other publicity with respect to any of the foregoing;

(b)            general economic conditions (or changes in such conditions) in the United States or conditions in the global economy generally that do not affect the Company and its subsidiaries, taken as a whole, disproportionately when considered in the context of the liquefied natural gas export industry generally (in which case only such disproportionate impact shall be considered);

(c)            changes in the trading price or trading volume of the Common Stock.

(d)            conditions (or changes in such conditions) generally affecting the liquefied natural gas export industry that do not affect the Company and its subsidiaries, taken as a whole, disproportionately (in which case only such disproportionate impact shall be considered);

(e)            conditions (or changes in such conditions) in the financial markets, credit markets or capital markets in the United States or any other country or region, including (i) changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries or (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally (other than a suspension of the trading of the Company’s Common Stock for more than five (5) trading days, which constitutes a Material Adverse Effect, provided such suspension is not part of a broader suspension of securities) on any securities exchange or over-the-counter market operating in the United States or any other country or region in each case, that do not affect the Company as a whole disproportionately when considered in the context of the oil and gas exploration and production industry generally (in which case only such disproportionate impact shall be considered);

(f)            any actions taken or omitted to be taken at the written request or with the written consent of the Backstopper (for the avoidance of doubt, actions taken or omitted upon the decision of the Company’s board of directors shall not be considered to be at the written request or with the written consent of the Required Backstop Parties unless such a written request or consent is separately provided to the Company by the Backstopper); or

(g)            any changes in any Laws or any accounting regulations or principles that do not affect the Company, taken as a whole, disproportionately when considered in the context of the oil and gas exploration and production industry generally (in which case only such disproportionate impact shall be considered).

“Non-Backstopper Participant” means an Offering Participant that is not a Backstopper.

“Offering Documents” means, collectively, all related agreements, documents, or instruments in connection with the Convertible Preferred Equity Offering, including this Agreement.

“Offering Participants” means those Persons that are entitled, pursuant to the Offering Documents, to purchase Convertible Preferred Stock and Warrants in the Convertible Preferred Equity Offering.

“Offering Proceeds” has the meaning assigned to it in the Recitals hereto.

“Order” means any order, writ, judgment, injunction, decree, rule, ruling, directive, stipulation, determination or award made, issued or entered by or with any Governmental Authority, whether preliminary, interlocutory or final.

“Origination Fee” means shares of Convertible Preferred Stock (but excluding the associated Warrants) issued by the Company to the Backstopper, at the Closing, with principal amount equal to two percent (2%) of Purchase Price multiplied by the number of shares of Convertible Preferred Stock purchased by the Backstopper pursuant to Section 2.3.

“Party” has the meaning assigned to it in the preamble hereto.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, joint venture, trust, Governmental Authority, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

 “Purchase Price” means $1,000 per share of Convertible Preferred Stock.

 “Required Backstop Amount” means, the Offering Proceeds less investment contributions for the Convertible Preferred Equity Offering from Non-Backstopper Participants, provided that the Required Backstop Amount cannot be less than zero ($0).

“Required Backstop Parties” means the holders of a majority of the outstanding Convertible Preferred Stock issued in respect of this Backstop Agreement and any similar agreement dated of even date herewith.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder, or any successor statute.

“Self-Regulatory Organization” means any securities exchange, futures exchange, contract market, any other exchange or corporation or similar self-regulatory body or organization applicable to a Party to this Agreement.

“Warrants” means the detached warrants, in a form reasonably acceptable to the Backstopper, representing the right to acquire a number of shares of Common Stock of the Company equal to (a) the Backstop Percentage multiplied by (b)(i) 0.50% multiplied by (ii) the number of shares of Common Stock of the Company outstanding on the exercise date, on a fully diluted basis, at an exercise price of $0.01 per share.

Section 2.        BACKSTOP COMMITMENT.

2.1   Backstop.  Subject to and in accordance with the terms and conditions set forth herein, upon Company’s exercise of its right to call the Backstop Amount set forth in Section 2.3, the Backstopper irrevocably commits to purchase, at the Closing, up to a number of shares of Convertible Preferred Stock (and accompanying Warrants) determined by dividing (i) the Backstop Amount by (ii) the Purchase Price (the “Commitment”).

2.2   Backstop Fee.  The Company agrees to issue the Backstop Fee to the Backstopper, or its designated Affiliate, on the Closing Date regardless of the number of shares of Convertible Preferred Stock that the Company caused to be purchased by the Backstopper.  If the Closing has not occurred by the Commitment Outside Date, then the Backstop Fee shall be issued on the Commitment Outside Date unless (i) a Backstopper Default has occurred and has not been remedied; (ii) any of the conditions set forth in Section 7 hereof are not satisfied as of the Commitment Outside Date; or (iii) the Agreement has been terminated in accordance with Sections 8(a)(iii), 8(b)(B)(i) or 8(b)(B)(ii).

2.3   Call Option.  The Company shall have the right, exercisable in its sole discretion, to require the Backstopper or an Affiliate thereof, if designated by the Backstopper, to deliver to the Company at Closing an amount equal to the Backstop Percentage multiplied by the Required Backstop Amount, by delivering written notice of the decision to exercise such right to the Backstopper no less than three (3) Business Days prior to the Closing.

2.4   Draw Fee.  If the Company elects to exercise its call rights under Section 2.3, then the Company agrees to issue the Draw Fee to the Backstopper, or its designated Affiliate, on the Closing Date.

2.5   Additional Equity.  For the avoidance of doubt, to the extent the Company exercises its call rights under Section 2.3, the Company shall also issue to the Backstopper, at the Closing, the Origination Fee and the Warrants.

2.6   Closing Date.  The closing of the transactions contemplated hereby (the “Closing”) will occur on or before the Commitment Outside Date, unless extended by the mutual consent of the Parties (the “Closing Date”).

2.7   Rounding of Shares.  The number of shares of Convertible Preferred Stock and Common Stock issued to the Backstopper pursuant to the terms of this Agreement shall be rounded to avoid fractional shares.

2.8   Transfer Taxes.  All of the Convertible Preferred Stock issued to the Backstopper pursuant to this Agreement will be delivered with any and all issue, stamp, transfer or similar taxes or duties payable in connection with such delivery duly paid by the Company.

2.9   Registration Rights.  Prior to the earlier of (a) the Closing and (b) the Commitment Outside Date, the Company shall enter into a registration rights agreement, in customary form reasonably acceptable to the Backstopper  (the “Registration Rights Agreement”) providing the Backstopper with registration rights in respect of all shares of Common Stock issuable to the Backstopper in respect of (i) the conversion of any Convertible Preferred Stock received by the

Backstopper in accordance with this Agreement, (ii) the Backstop Fee and (iii) the Draw Fee.  The Registration Rights Agreement shall include two demand registration rights, exercisable following a reasonable time after the Closing (with no more than one demand right exercisable within any 180-day period).  If the Company is eligible to use Form S-3, the Company will prepare, and use its commercially reasonable efforts to maintain the effectiveness of, a resale shelf registration statement on Form S-3.  In addition, the Registration Rights Agreement shall include unlimited customary “piggyback” registration rights.

Section 3.        REPRESENTATIONS AND WARRANTIES OF NEXTDECADE.  The Company hereby represents and warrants to the Backstopper as of the date hereof and as of the Closing Date (except for representations and warranties that are made as of a specific date, which are made only as of such date), on behalf of itself and not any other Party, as follows:

3.1   Organization and Qualification; Subsidiaries.  NextDecade has been duly organized and is validly existing and, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, is in good standing under the laws of its jurisdictions of organization, with the requisite power and authority to own its properties and conduct its business as currently conducted.

3.2   Authorization; Enforcement; Validity.  NextDecade has all necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder including, the issuance of (a)  the Convertible Preferred Stock and the Warrants (and the Common Stock issuable upon the conversion and/or exercise of the Convertible Preferred Stock and Warrants, as applicable), (b) the Common Stock pursuant to the Backstop Fee and the Draw Fee, and (c) the Convertible Preferred Stock pursuant to the Origination Fee.  The execution and delivery by NextDecade of this Agreement, the performance by NextDecade of its obligations hereunder, have been duly authorized by all requisite action on the part of NextDecade, and no other action on the part of NextDecade is necessary to authorize the execution and delivery by NextDecade of this Agreement or the consummation of the transactions contemplated by this Agreement.  This Agreement has been duly executed and delivered by NextDecade, and assuming due authorization, execution and delivery by the other Parties, this Agreement constitutes the legal, valid and binding obligation of NextDecade, enforceable against NextDecade in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity.

3.3   No Conflicts.  Assuming that all consents, approvals, authorizations and other actions described in Section 3.4 have been obtained, and except as may result from any facts or circumstances relating solely to the Backstopper, the execution, delivery and performance by NextDecade of this Agreement and the consummation of the transactions contemplated hereby do not and will not: (a) violate, conflict with or result in the breach of the certificate of incorporation, articles of incorporation, bylaws, certificate of formation, operating agreement, limited liability company agreement or similar formation or organizational documents of NextDecade or any of its subsidiaries; (b) conflict with or violate any Law or Order applicable to NextDecade or any of its respective assets or properties; or (c) violate, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which NextDecade or any of its subsidiaries is a party or to which any of their respective assets or properties are subject, or result in the creation of any Encumbrance on any of their respective assets or properties, except, in the case of clauses (b) and (c), for any such conflict, violation, breach or default that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.4   Consents and Approvals.  The execution, delivery and performance by NextDecade of this Agreement do not require any consent, approval, authorization or other Order of, action by, filing with or notification to, any Governmental Authority or any other Person under any of the terms, conditions or provisions of any Law or Order applicable to NextDecade or by which any of its assets or properties may be bound, any contract to which NextDecade is a party or by which NextDecade may be bound, except for (a) any consent, approval, authorization or other Order of, action by, filing with or notification to, any Governmental Authority or any other Person under any of the terms, conditions or provisions of any Law or Order applicable to NextDecade that, if not made or obtained, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.       REPRESENTATIONS AND WARRANTIES OF THE BACKSTOPPER.  The Backstopper represents and warrants to NextDecade as of the date hereof and as of the Closing Date (except for representations and warranties that are made as of a specific date, which are made only as of such date), as follows:

4.1   Organization and Qualification; Subsidiaries.  The Backstopper has been duly organized and is validly existing and, except as would not reasonably be expected to have, individually or in the aggregate, a Backstopper Material Adverse Effect, is in good standing under the laws of its jurisdiction of organization, with the requisite power and authority to own its properties and conduct its business as currently conducted.

4.2   Authorization; Enforcement; Validity.  The Backstopper has all necessary corporate, limited liability company or equivalent power and authority to enter into this Agreement and to carry out, or cause to be carried out, its obligations hereunder in accordance with the terms hereof.  The execution and delivery by the Backstopper of this Agreement and the performance by the Backstopper of its obligations hereunder have been duly authorized by all requisite action on the part of the Backstopper, and no other action on the part of the Backstopper is necessary to authorize the execution and delivery by the Backstopper of this Agreement or the consummation of the transactions contemplated by this Agreement.  This Agreement has been duly executed and delivered by the Backstopper, and assuming due authorization, execution and delivery by the Company, this Agreement constitutes the legal, valid and binding obligation of the Backstopper, enforceable against the Backstopper in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity.

4.3   No Conflicts.  The execution, delivery, and performance by the Backstopper of this Agreement do not and will not (a) violate any provision of the organizational documents of the

Backstopper; (b) conflict with or violate any Law or Order applicable to the Backstopper or any of its respective assets or properties; or (c) violate, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Backstopper is a party or to which any of its assets or properties are subject, or result in the creation of any Encumbrance on any of its assets or properties, except, in the case of clauses (b) and (c), for any such conflict, violation, breach or default that would not reasonably be expected to have, individually or in the aggregate, a Backstopper Material Adverse Effect.

4.4   Consents and Approvals.  The execution, delivery and performance by the Backstopper of this Agreement do not require the Backstopper to obtain any  consent, approval, authorization or other Order of, action by, filing with or notification to, any Governmental Authority or any other Person under any of the terms, conditions or provisions of any Law or Order applicable to the Backstopper or by which any of its assets or properties may be bound, any contract to which the Backstopper is a party or by which the Backstopper may be bound, except for any consent, approval, authorization or other Order of, action by, filing with or notification to, any Governmental Authority or any other Person under any of the terms, conditions or provisions of any Law or Order applicable to the Backstopper that, if not made or obtained, would not reasonably be expected to have, individually or in the aggregate, a Backstopper Material Adverse Effect with respect to the Backstopper.

4.5   Investor Representation.  (i) It is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (B) an accredited investor as defined in Rule 501(a)(1), (2), (3), or (7) under the Securities Act, (C) a non‑U.S. person under Regulation S under the Securities Act, or (D) the foreign equivalent of (A) or (B) above, and (ii) any securities of the Company acquired by the Backstopper under this Agreement will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act.

4.6   Sufficient Funds.  The Backstopper has sufficient assets and the financial capacity to perform all of its obligations under this Agreement, including the ability to fully fund the Commitment.

Section 5.        ADDITIONAL COVENANTS.

5.1   Commercially Reasonable Efforts.  Each of the Company and the Backstopper hereby agrees to use its commercially reasonable efforts to timely satisfy (if applicable) each of the conditions applicable to such Party under Sections 6 and 7, respectively, of this Agreement.

5.2   Further Assurances.  Each Party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other Party may reasonably request to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

5.3       Use of Proceeds. The Company shall use the Offering Proceeds from the transactions contemplated hereby solely as provided for in Exhibit D to this Agreement.

5.4       Expenses.  The Company shall bear all of its own expenses in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including without limitation all fees and expenses of its agents, representatives, counsel and accountants.  At Closing the Company shall reimburse such expenses for the Backstopper, provided that such reimbursement shall be capped at the lesser of (i) $75,000 and (ii) one-half percent (0.5%) of the Backstopper’s investment pursuant to Section 2.1(b) above.

5.5   Conduct of the Business of Company.  From the date hereof until the Closing Date, except (a) as expressly permitted by this Agreement, (b) as required by Law, or (c) with the written consent of the Backstopper (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall conduct its business and operations in the ordinary course of business consistent with past practice and use commercially reasonable efforts to (i) preserve intact its present business organization; (ii)  maintain good relationships with its vendors, suppliers, and others having material business relationships with it; and (iii) manage its working capital in the ordinary course of business consistent with past practice.

Section 6.        CONDITIONS TO THE BACKSTOPPER’S OBLIGATIONS.  The obligations of the Backstopper to consummate the transactions contemplated hereby pursuant to this Agreement on the Closing Date shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any one or more of which may be waived in writing by the Backstopper except as provided below for Section 6.3:

6.1   Representations and Warranties.  (a) All of the representations and warranties made by the Company in this Agreement shall be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date (except to the extent such representations and warranties expressly speak as of an earlier date, which shall be true and correct as of such date); and (b) the Company shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed by the Company on or prior to the Closing Date or such earlier date as may be applicable.

6.2   Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred, and there shall not exist, any event that constitutes, individually or in the aggregate, a Material Adverse Effect.

6.3   Independent Committee. The transactions contemplated hereby and by the Convertible Preferred Equity Offering have been approved by an independent committee of the Company’s board of directors that has been advised by independent counsel.

6.4   No Legal Impediment to Issuance. No Law or Order shall have become effective or been enacted, adopted or issued by any Governmental Authority that prohibits the implementation of this Agreement or the transactions contemplated herein.

6.5   Registration Rights.  The Company shall have delivered an executed Registration Rights Agreement to the Backstopper.

Section 7.       CONDITIONS TO THE COMPANY’S OBLIGATIONS.  The obligations of the Company to issue and sell to the Backstopper the Convertible Preferred Stock, the Warrants, and the Backstop Fee pursuant to this Agreement shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any one or more of which may be waived in writing by the Company:

7.1   Representations and Warranties.  (a) All of the representations and warranties made by the Backstopper in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made at and as of the Closing Date (except to the extent such representations and warranties expressly speak as of an earlier date, which shall be true and correct as of such date) and (b) the Backstopper shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed by the Backstopper on or prior to the Closing Date.

7.2   No Legal Impediment to Issuance. No Law or Order shall have become effective or been enacted, adopted or issued by any Governmental Authority that prohibits the implementation of the Plan or the transactions contemplated by this Agreement.

Section 8.        TERMINATION.

(a)            Termination by the Backstopper.  This Agreement may be terminated at any time by the Backstopper following the occurrence of any of the following events (each a “Backstopper Termination Event”) immediately upon delivery of written notice to the Company; provided,  however that the Backstopper shall not be permitted to terminate this Agreement if at the time of such termination the Backstopper is in breach of any representation, warranty or covenant applicable to it in any material respect under this Agreement:

(i)              the Closing does not occur on or before the Commitment Outside Date;

(ii)             in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained in this Agreement which would give rise to the failure of any of the conditions set forth in Section 6 hereof to be satisfied, which failure cannot be cured or is not cured before the earlier of (A) fifteen (15) Business Days after receipt of written notice thereof by the Company from the Backstopper and (B) the Commitment Outside Date; or

(iii)            any Governmental Authority of competent jurisdiction, enters a Final Order declaring this Agreement or any material portion hereof to be unenforceable.

(b)            Termination by the Company.  This Agreement may be terminated by the Company: (A) at any time; provided, however, that the Company shall be obligated to pay the Backstopper the Backstop Fee within ten (10) Business Days of notifying the Backstopper of such termination; (B)  following the occurrence of any of the following events immediately upon delivery of written notice to the Parties except as set forth below; provided,  however that the Company shall not be permitted to terminate this Agreement if, at the time of such termination, the Company is in breach of any representation, warranty or covenant applicable to it in any material respect under this Agreement:

(i)              in the event that a breach by the Backstopper of any representation, warranty, covenant or other agreement contained in this Agreement which would give rise to the failure of any of the conditions set forth in Section 7 hereof to be satisfied, which failure cannot be cured or is not cured before the earlier of (A) fifteen (15) Business Days after receipt of written notice thereof by the Backstopper from the Company and (B) the Commitment Outside Date; or

(ii)             any Governmental Authority of competent jurisdiction, enters a Final Order declaring this Agreement or any material portion hereof to be unenforceable.

(c)            The Backstopper agrees that, in the event of a Backstopper Default, the Backstopper will be liable to the Company for the consequences to the Company of the Backstopper Default and that the Company can enforce rights of damages and/or specific performance pursuant to Section 10.18.

(d)            Mutual Termination.  This Agreement may be terminated by the mutual written consent of the Company and the Backstopper; provided, however that the Parties may agree that in this instance, no Backstop Fee is payable by the Company.

(e)            Effect of Backstopper Termination.  Upon a termination of this Agreement in accordance with Section 8(a), the Backstopper shall have no continuing liability or obligation to any other Party hereunder and the provisions of this Agreement shall have no further force or effect with respect to the Backstopper, except for the provisions in this Section 8 and Sections 2.2 (as applicable),  9, and 10, each of which shall survive termination of this Agreement; provided,  however, that no such termination shall relieve the Backstopper from liability for its breach or non-performance of its obligations hereunder prior to the date of such termination and the rights of the Company as it relates to such breach or non-performance by the Backstopper shall be preserved in the event of the occurrence of such breach or non-performance and no such termination shall impact the liability of the Company for payment of the Backstop Fee.

(f)             Effect of Company or Mutual Termination.  Upon a termination of this Agreement in accordance with Sections 8(b) or 8(d), neither Party shall have any continuing liability or obligation to the other Party hereunder and the provisions of this Agreement shall have no further force or effect except for the provisions in this Section 8 and Sections 2.2 (as applicable), 9, and 10, each of which shall survive termination of this Agreement; provided that no such termination shall relieve either Party from liability for its breach or non-performance of its obligations hereunder prior to the date of such termination and the rights of the other Party as it relates to such breach or non-performance by the Party shall be preserved in the event of the occurrence of such breach or non-performance.

Section 9.        INDEMNIFICATION; EXCULPATION.  The Company agrees to indemnify and hold harmless the Indemnified Parties from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, fees and disbursements of counsel), that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to this Agreement, the Definitive Documentation, or the transactions contemplated hereby or thereby, solely to the extent such

Definitive Documentation or transactions contemplated thereby relate to this Agreement and the Convertible Preferred Equity Offering, any use made or proposed to be made with the proceeds of the Commitments, or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Party is a party thereto, and the Company shall reimburse each Indemnified Party upon demand for reasonable fees and expenses of counsel (which, so long as there are no conflicts among such Indemnified Parties, shall be limited to one law firm serving as counsel for the Indemnified Parties) and other expenses incurred by it in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing, irrespective of whether the transactions contemplated hereby are consummated, except to the extent such claim, damage, loss, liability, or expense is found in a final, non-appealable order of a court of competent jurisdiction to have resulted from such Indemnified Party’s bad faith, actual fraud, gross negligence, or willful misconduct.  No Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Company for or in connection with the transactions contemplated hereby, except to the extent such liability is found in a final, non-appealable order of a court of competent jurisdiction to have resulted from such Indemnified Party’s bad faith, actual fraud, gross negligence or willful misconduct.  In no event, however, shall the Company or any Indemnified Party be liable on any theory of liability for any special, indirect, consequential or punitive damages.  Without the prior written consent of the Indemnified Parties, the Company agrees that it will not enter into any settlement of any lawsuit, claim or other proceeding arising out of this Agreement, the Definitive Documentation, or the transactions contemplated hereby or thereby, solely to the extent such Definitive Documentation or transactions contemplated thereby relate to this Agreement and the Convertible Preferred Equity Offering, unless such settlement (i) includes an explicit and unconditional release from the party bringing such lawsuit, claim or other proceeding of all Indemnified Parties and (ii) does not include a statement as to or an admission of fault, culpability, or a failure to act by or on behalf of any Indemnified Party.  No Indemnified Party shall be liable for any damages arising from the use by unauthorized persons of any information made available to the Indemnified Parties by the Company or any of its representatives through electronic, telecommunications or other information transmission systems that is intercepted by such persons.  No Indemnified Party shall settle any lawsuit, claim, or other proceeding arising out of this Agreement, the Definitive Documentation, or the transactions contemplated hereby or thereby without the prior written consent of the Company (such consent not to be unreasonably withheld or delayed).  Notwithstanding the foregoing, an Indemnified Party shall be entitled to no indemnification by the Company for any claim, damage, loss, liability, or expense incurred by or asserted or awarded against such Indemnified Party for any violation of Law by such Indemnified Party.

Section 10.      MISCELLANEOUS.

10.1 Payments.  All payments made by or on behalf of the Company or any of their Affiliates to the Backstopper or its assigns, successors or designees pursuant to this Agreement shall be without withholding, set-off, counterclaim or deduction of any kind.

10.2 Arm’s Length Transaction.  The Company acknowledges and agrees that (i) the Commitments, the Convertible Preferred Equity Offering and any other transactions described in this Agreement are an arm’s-length commercial transaction between the Parties and (ii) the

Backstopper has not assumed nor will it assume an advisory or fiduciary responsibility in the Company’s favor with respect to any of the transactions contemplated hereby or the process leading thereto, and the Backstopper has no obligation to the Company with respect to the transactions contemplated hereby except those obligations expressly set forth in this Agreement or the Offering Documents to which it is a party.

10.3 Confidentiality.  The Parties agree that this Agreement shall not be disclosed to any Person other than (i) the Company and the Backstopper and their respective applicable officers, directors, employees, Affiliates, members partners, attorneys, accountants, agents and advisors, (ii) Persons that have entered into non-disclosure or similar agreements with a Party agreeing not to disclose information related to this Agreement or the transactions contemplated by this Agreement, and (iii) in any legal, judicial or administrative proceeding or as otherwise required by law or regulation or as requested by a governmental authority (in which case the Company and the Backstopper agree, to the extent permitted by law, to inform each other promptly in advance thereof (other than in connection with any audit or examination by bank accountants or any governmental, regulatory or self-regulatory authority exercising examination or regulatory authority over a Party)).

10.4 Survival.  The representations and warranties made in this Agreement will not survive the Closing and shall expire and be of no further force and effect simultaneously therewith.

10.5 No Waiver of Rights.  All waivers hereunder must be made in writing, and the failure of any Party at any time to require another Party’s performance of any obligation under this Agreement shall not affect the right subsequently to require performance of that obligation.  Any waiver of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision or a waiver or modification of any other provision.

10.6 Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by email or registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for any Party as shall be specified by such Party in a notice given in accordance with this Section).

(a)        If to the Company, to:

NextDecade Corporation

3 Waterway Square Place, Suite 400

The Woodlands, Texas 77380

Attention:        Krysta De Lima, General Counsel

krysta@next-decade.com

With a copy (which shall not constitute notice to the Company) to:

King & Spalding LLP

1100 Louisiana Street

Houston, Texas 77002

Fax: (713) 751-3290

Attention: Jeffery K. Malonson

(b)        If to the Backstopper, to:

York Capital Management Global Advisors,  LLC

767 Fifth Avenue, 17th Floor

New York, NY 10153

Attention:        Brian Traficante

btraficante@yorkcapital.com

with a copy (which shall not constitute notice to the Backstopper) to:

Weil, Gotshal & Manges LLP

767 5th Avenue

New York, NY 10153

Attention:        Jaclyn L. Cohen

jackie.cohen@weil.com

Any of the foregoing addresses may be changed by giving notice of such change in the foregoing manner, except that notices for changes of address shall be effective only upon receipt.

10.7 Headings.  The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.8 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

10.9 Entire Agreement.  This Agreement and the agreements and documents referenced herein constitute the entire agreement of the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, between the Parties with respect to the subject matter hereof.

10.10  Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  Except as set forth below, neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned by either Party (whether by operation of law or otherwise) without the prior written consent of the other Party.  Notwithstanding the foregoing, the rights, obligations and interests hereunder may be assigned, delegated or transferred, in whole or in part, by the Backstopper to Affiliates and/or one or more third-parties satisfactory to the Company; provided,  however, that such transferee, as a condition precedent to such transfer, becomes a Party to this Agreement and assumes the obligations of the Backstopper under this Agreement by executing an addendum substantially in the form set forth in Exhibit A (the ”Addendum”) and  an assumption in substantially the form set forth in Exhibit B hereto (the “Assumption Agreement”) and deliver the same to the Company in accordance with Section 10.6, and provided,  further, that (a), with respect to a transfer to an Affiliate of a Backstopper, the Backstopper either (i) shall have provided an adequate equity support letter or a guarantee of such Affiliate-transferee’s Commitment, in form and substance reasonably acceptable to the Company or (ii) shall remain fully obligated to fund such Commitment and (b), with respect to a transfer to a third party, the Company, acting in good faith, shall have consented in writing to such transfer (which consent shall not be unreasonably withheld, conditioned or delayed) and shall have determined, in its reasonable discretion, after due inquiry and investigation, that such transferee is reasonably capable of fulfilling such obligations, or, absent such a determination, the proposed transferee shall have deposited with an agent of the Company or into an escrow account under arrangements satisfactory to the Company funds sufficient, in the reasonable determination of the Company, to satisfy such proposed transferee’s Commitment.  Any transfer that is made in violation of the immediately preceding sentence shall be null and void ab initio, and the Company shall have the right to enforce the voiding of such transfer.

10.11  No Third-Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns and, except as expressly set forth in Section 9, nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever.

10.12  Amendment.  This Agreement may not be altered, amended, or modified except by a written instrument executed by or on behalf of the Company and the Backstopper.

10.13  Governing Law.  This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of New York, without regard to the conflicts of law principles thereof.

10.14  Consent to Jurisdiction.  Each of the Parties (a) irrevocably and unconditionally agrees that any actions, suits or proceedings, at Law or equity, arising out of or relating to this Agreement or any agreements or transactions contemplated hereby shall be heard and determined within the State of Texas; (b) irrevocably submits to the jurisdiction of such court in any such action, suit or proceeding; (c) consents that any such action, suit or proceeding may be brought in such courts and waives any objection that such Party may now or hereafter have to the venue or jurisdiction or that such action or proceeding was brought in an inconvenient court; and (d) agrees that service of process in any such action, suit or proceeding may be effected by providing a copy thereof by any of the methods of delivery permitted by

Section 10.6 to such Party at its address as provided in Section 10.6 (provided that nothing herein shall affect the right to effect service of process in any other manner permitted by Law).

10.15  Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY).  EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.15.

10.16  Currency.  Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

10.17  Counterparts.  This Agreement may be executed and delivered (including by facsimile or electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

10.18  Specific Performance.  Each Party acknowledges that, in view of the uniqueness of the securities referenced herein and the transactions contemplated by this Agreement, the other Party would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore agrees that the other Party shall be entitled to specific performance and injunctive or other equitable relief as the sole and exclusive remedy of any such breach, without the necessity of proving the inadequacy of monetary damages as a remedy.

10.19  Rules of Construction.  The Parties and their respective legal counsel participated in the preparation of this Agreement, and therefore, this Agreement shall be construed neither against nor in favor of any of the Parties, but rather in accordance with the fair meaning thereof. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  Section, subsection, clause, schedule, annex and exhibit references are to this Agreement unless otherwise specified.  Any reference to this Agreement shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, and supplements thereto and thereof, as applicable.  Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms.

[No further text appears; signature pages follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

NEXTDECADE CORPORATION

By:	/s/ Matthew K. Schatzman
Name: Matthew K. Schatzman
Title: President and Chief Executive Officer

[Backstop Commitment Agreement]

York Capital Management Global Advisors, LLC, severally on behalf of certain funds or accounts advised by it or its affiliates

By:	/s/ John J. Fosina
Name: John J. Fosina
Title: Chief Financial Officer

[Backstop Commitment Agreement]

Exhibit A

ADDENDUM

Reference is made to that certain Backstop Commitment Agreement (as amended, modified or supplemented from time to time, the “Agreement”) by and between NextDecade Corporation, a Delaware corporation (“NextDecade”), and York Capital Management Global Advisors, LLC, severally on behalf of certain funds or accounts advised by it or its affiliates or a successor thereof.  Each capitalized term used but not defined herein shall have the meaning given to it in the Agreement.

Upon execution and delivery of this Addendum by the undersigned, as provided in Section 10.10 of the Agreement, the undersigned hereby becomes the Backstopper, as applicable thereunder and bound thereby effective as of the date of the Agreement.

By executing and delivering this Addendum, the undersigned represents and warrants, for itself and for the benefit of the Company, that:

(a)       as of the date of this Addendum, the undersigned has executed and delivered an Assumption and Joinder Agreement therefor (a copy of which is attached to this Addendum);

(b)       as of the date of this Addendum, with respect to each transferee that (i) is an individual, such transferee has all requisite authority to enter into this Addendum and to carry out the transactions contemplated by, and perform its respective obligation under, the Agreement and (ii) is not an individual, such transferee is duly organized, validly existing, and in good standing under the laws of the state of its organization, and has all requisite corporate, partnership, or limited liability company power and authority to enter into this Addendum and to carry out the transactions contemplated by, and perform its respective obligations under, the Agreement;

(c)       assuming the due execution and delivery of the Agreement by NextDecade, the Addendum and the Agreement are legally valid and binding obligations of it, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency or similar laws, or by equitable principles relating to or limiting creditors’ rights generally; and

(d)       as of the date of this Addendum, it is not aware of any event that, due to any fiduciary or other duty to any other person, would prevent it from taking any action required of it under the Agreement and this Addendum.

By executing and delivering this Addendum to NextDecade, the undersigned agrees to be bound by all the terms of the Agreement.

The undersigned acknowledges and agrees that once delivered to NextDecade, it may not revoke, withdraw, amend, change or modify this Addendum unless the Agreement has been terminated.

THIS ADDENDUM SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

This Addendum may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).

[Signature on Following Page]

IN WITNESS WHEREOF, the Parties have caused this Addendum to be duly executed and delivered by their proper and duly authorized officers as of this [__] day of [___].

TRANSFEREE WHO BECOMES A
BACKSTOPPER

[NAME]

as a Backstopper
Name:

Exhibit B

ASSUMPTION AND JOINDER AGREEMENT

Reference is made to (i) that certain Backstop Commitment Agreement (as amended, modified or supplemented from time to time, the “Agreement”), dated as of April 11, 2018, by and between NextDecade Corporation, a Delaware corporation (“NextDecade”), and York Capital  Management Global Advisors,  LLC, severally on behalf of certain funds or accounts advised by it or its affiliates, or a successor thereof, and (ii) that certain Addendum, dated as of [__], [__] (the “Transferor Addendum”) submitted by                     , as transferor (the “Transferor”).  Each capitalized term used but not defined herein shall have the meaning given to it in the Agreement.

As a condition precedent to becoming the Backstopper, the undersigned (the “Transferee”) hereby agrees to become bound by all the terms, conditions and obligations set forth in the Agreement and the Transferor Addendum copies of which are attached hereto as Annex I.  This Assumption and Joinder Agreement shall take effect and shall become an integral part of the Agreement and the Transferor Addendum immediately upon its execution, and the Transferee shall be deemed to be bound by all of the terms, conditions and obligations of the Agreement and the Transferor Addendum as of the date thereof.  The Transferee shall hereafter be deemed to be the “Backstopper” and a “Party” for all purposes under the Agreement.

[Signatures on Following Page]

IN WITNESS WHEREOF, this Assumption and Joinder Agreement has been duly executed by each of the undersigned as of the date specified below.

Date: [___]

Name of Transferor	Name of Transferee

Authorized Signatory of Transferor	Authorized Signatory of Transferee

(Type or Print Name and Title of Authorized Signatory)	(Type or Print Name and Title of Authorized Signatory)

Address of Transferee:

Attn:

Tel:

Fax:

E-mail:

Exhibit C

CERTIFICATE OF DESIGNATIONS

OF

SERIES A CONVERTIBLE PREFERRED STOCK

Exhibit D

USE OF PROCEEDS

Proceeds from the Convertible Preferred Equity Offering shall be used by the Company for development activities related to the liquefaction of natural gas and the sale of liquefied natural gas (“LNG”) in international markets, including:

•    Development activities related to the Rio Grande LNG terminal facility at the Port of Brownsville in southern Texas and an associated 137-mile Rio Bravo pipeline to supply gas to the terminal, in each case, including activities and businesses reasonably complementary or ancillary thereto and reasonable extensions thereof;

•    Development activities related to an approximate 1,000-acre site near Texas City, Texas for a second potential LNG terminal, including activities and businesses reasonably complementary or ancillary thereto and reasonable extensions thereof; and

•    Development activities conducted in overseas locations (including, but not limited to China and Singapore) in direct support of the Company’s businesses as set forth above.